SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MOBILE MINI, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS PROXY STATEMENT
ELECTION OF DIRECTORS
OTHER MATTERS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
VOTING PROCEDURES/REVOKING YOUR PROXY/REQUIRED VOTE
SUBMISSION OF SHAREHOLDER PROPOSALS
ANNUAL REPORT
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

Dear Shareholders:

      You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Mobile Mini, Inc. The meeting will be held on Wednesday, June 19, 2002, at Tempe Mission Palms, 60 East Fifth Street, Tempe, Arizona 85281. The meeting will begin at 1:30 p.m. local time.

      The formal notice of the meeting follows on the next page. No admission tickets or other credentials will be required for attendance at the meeting.

      Directors and officers are expected to be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and will consider the matters explained in the notice and proxy statement that follow.

      Please vote, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the meeting. Your vote is important.

Sincerely,

Steven G. Bunger
President, Chief Executive Officer and
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock of Mobile Mini, Inc.:

      We will hold the Annual Meeting of Shareholders of Mobile Mini, Inc. at Tempe Mission Palms, 60 East Fifth Street, Tempe, Arizona 85281 on June 19, 2002, at 1:30 p.m. local time. The meeting is being called by Mobile Mini’s board of directors to:

1.	Elect two members of the board of directors for three-year terms; and

2.	Transact any other business that may properly come before the meeting and any adjournments.

      Only shareholders of record at the close of business on April 29, 2002 are entitled to receive notice of and to vote at the meeting. A list of shareholders entitled to vote will be available for examination at the meeting by any shareholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive office at 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

      We have enclosed our 2001 annual report, including financial statements, and the proxy statement with this notice of annual meeting.

      To assure your representation at the meeting, please vote, sign, date and return the enclosed proxy as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she previously has returned a proxy. Your proxy is being solicited by the board of directors of Mobile Mini.

Sincerely,

Lawrence Trachtenberg, Secretary

Tempe, Arizona

May 10, 2002

7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283

ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation, by the board of directors of Mobile Mini, Inc., of proxies to be voted at our 2002 annual meeting of shareholders and at any adjournment or postponement. Information about the meeting is as follows:

Annual Meeting: June 19, 2002 at 1:30 p.m. local time at Tempe Mission Palms, 60 East Fifth Street, Tempe, Arizona 85281.

Record Date: Close of business on April 29, 2002. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. On the record date, we had 14,245,107 shares of our common stock outstanding.

Agenda:

1.	Elect two members of the board of directors for three-year terms; and

2.	Transact any other business that properly may come before the meeting and any adjournments.

Proxies: Unless you tell us on the proxy card to vote differently, we will vote signed returned proxies “for” the director nominees named in this proxy statement. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy holders will vote for a person whom they believe will carry on the present policies of the board of directors.

Mailing Date: We anticipate mailing this proxy statement on or about May 13, 2002.

Revoking Your Proxy: You may revoke your proxy before it is voted at the meeting. To revoke, follow the procedures described under “Voting Procedures/ Revoking Your Proxy/ Required Vote” in this Proxy Statement.

Please Vote — Your Vote Is Important

ELECTION OF DIRECTORS

Board Structure: The board of directors has six members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve for three-year terms.

Board Nominees: The board of directors has nominated Steven G. Bunger and George E. Berkner for re-election as directors, each to serve a three-year term ending in 2005.

      George E. Berkner has served as a director since December 1993. Since August 1992, Mr. Berkner has served as Vice President of AdGraphics, Inc., a computer graphics company. From 1990 to 1992, he was a private investor. From 1972 until 1990, he was President and Chief Executive Officer of Gila River Products, a plastics manufacturer. Mr. Berkner graduated from St. Johns University with a B.A. in Economics/ Business in 1956. Age 67.

      Steven G. Bunger has served as our Chief Executive Officer, President and a director since April 1997, and as our Chairman of the Board since February, 2001. Mr. Bunger joined Mobile Mini in 1983 and initially worked in our drafting and design department. He served in a variety of positions including dispatcher, salesperson and advertising coordinator before joining management. He served as sales manager of our Phoenix branch and our operations manager and Vice President of Operations and Marketing before becoming our Executive Vice President and Chief Operating Officer in November 1995. Mr. Bunger graduated from Arizona State University in 1986 with a B.A. in Business Administration. He is the brother of Carolyn A. Clawson, a member of our board of directors. Age 40.

The Board recommends that you vote “FOR” these nominees.

Continuing Directors

      The terms of Carolyn A. Clawson and Stephen A McConnell end in 2003, and the terms of Lawrence Trachtenberg and Ronald J. Marusiak end in 2004.

      Carolyn A. Clawson has served as a director since February 2001. Since 1996, Ms. Clawson has been President of Skilquest, Inc., a sales and management support company which she founded. Skilquest provides marketing services to us. Ms. Clawson was an employee of ours from 1986 until 1996. She served in various positions including sales representative, branch manager of our Phoenix branch, and most recently as Vice President of Sales from 1991 to 1996. Ms. Clawson graduated from Northern Arizona University with a B.A. in Interior Design in 1986. She is the sister of Steven G. Bunger, our Chairman, President and Chief Executive Officer. Age 39.

      Stephen A. McConnell has served as a director since August 1998. Since 1991, he has been President of Solano Ventures, a private capital investment company. Mr. McConnell has served since 1998 as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry. From 1991 to 1997, he also was Chairman of Mallco Lumber & Building Materials, Inc., a wholesale distributor of lumber and doors. From 1991 to 1995 he was President of Belt Perry Associates, Inc., a property tax consulting firm. He is also a director of Vodavi Technology, Inc., Capital Title Group, Inc. and Miracor Diagnostics, Inc. Age 49.

      Ronald J. Marusiak has served as a director since February 1996. He has been the Division President of Micro-Tronics, Inc., a precision machining and tool and die company for more than 10 years. Mr. Marusiak is also a director of Eyepop Media, Inc. Mr. Marusiak received a Masters of Science in Management from LaVerne University in 1979 and graduated from the United States Air Force Academy in 1971. Age 54.

      Lawrence Trachtenberg has served as our Executive Vice President, Chief Financial Officer, General Counsel, Secretary, Treasurer and a director since December 1995. He is responsible for all of our accounting, banking and related financial matters. Mr. Trachtenberg is admitted to practice law in Arizona and New York and is a Certified Public Accountant in New York. Before he joined us, Mr. Trachtenberg served as Vice President and General Counsel at Express America Mortgage Corporation, a mortgage banking company, from February 1994 through September 1995. Before then, he was Vice President and Chief Financial Officer of Pacific International Services Corporation, a car rental and sales company, from 1990 to 1994. Mr. Trachtenberg received his J.D. from Harvard Law School in 1981 and his B.A. in Accounting/ Economics from Queens College of the City University of New York in 1977. Age 45.

Board Meetings: In 2001, the Board held 6 meetings. Each director attended all of the board of director meetings and all meetings of committees on which he or she served.

Board Committees

      The board of directors has an audit committee and a compensation committee. Messrs. Berkner, Marusiak, and McConnell, who are non-employee directors, were the members of these committees during 2001 and are currently the members of these committees. In addition, the board of directors has determined that all of the members of the audit committee are “independent” as defined by the rules of the NASDAQ stock market.

      The Audit Committee:  The audit committee oversees Mobile Mini’s financial reporting process and meets with management and the independent auditors to review the results and scope of the audit and the services provided by the independent auditors. The audit committee met 5 times during 2001. The audit committee is required by rules of the Securities and Exchange Commission to publish a report to stockholders concerning the committee’s activities during the prior fiscal year. The audit committee’s report is included elsewhere in this proxy statement. The charter under which the audit committee operates was adopted by the board of directors on November 10, 1999. The audit committee’s charter was set forth at Appendix A of Mobile Mini’s proxy statement for the 2001 annual meeting of stockholders. A copy of the audit committee’s charter may be obtained without charge by directing a written request to Mobile Mini’s corporate secretary at the address set forth on the first page of this proxy statement.

      The Compensation Committee:  The compensation committee manages officer compensation and administers our compensation and incentive plans, including our stock option plans. The compensation committee met twice during 2001. The compensation committee’s report on executive compensation is set forth elsewhere in this proxy statement.

      The board of directors does not have a nominating committee. The entire board performs those functions.

Board Compensation

      Non-employee directors receive an annual payment of $15,000 plus $500 for each board meeting attended, whether in person or by telephone. In addition, non-employee directors are reimbursed for any expenses related to their service. Non-employee directors also receive options to purchase 7,500 shares on August 1st of each year of their term. The exercise price of the options is the fair market value of our shares on the date of grant.

      Directors who are also officers do not receive any separate compensation for serving as directors.

Information Concerning Independent Auditors

      The board of directors, upon the recommendation of its audit committee, appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of Mobile Mini for the fiscal year ended December 31, 2001. The board of directors anticipates that representatives of Arthur Andersen LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

      Audit Fees:  The aggregate fees billed for professional services rendered for the audit of Mobile Mini’s annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in Mobile Mini’s quarterly reports on Form 10-Q for that fiscal year, were $140,000.

      All Other Fees:  The aggregate fees billed by Arthur Andersen LLP for services rendered, other than the services described above under “Audit Fees” for the fiscal year ended December 31, 2001, were $145,541. The vast majority of these fees related to tax return preparation, tax and securities laws activities in connection with our March 2001 public offering and tax planning in connection with our operations.

      The audit committee of the board of directors has considered whether the provision by Arthur Andersen LLP of the non-audit services described above is compatible with maintaining the independence of Arthur Andersen LLP.

Audit Committee Report

      The audit committee oversees Mobile Mini’s financial reporting process on behalf of the board of directors. The audit committee is composed of three independent directors, met five times in 2001, and operates under a written charter adopted by the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

      In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of Mobile Mini’s financial reporting and controls.

      The audit committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality and the acceptability of Mobile Mini’s financial reporting and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from Mobile Mini and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions With Audit Committees.” The committee has also considered whether the independent auditors’ provision of non-audit services to Mobile Mini is compatible with the auditors’ independence.

      The audit committee discussed with the independent auditors the overall scope and plans for their audit. The committee met with the independent auditors, with and without management present, to discuss the results of the auditor’s examinations, the evaluation of Mobile Mini’s internal controls, the overall quality of Mobile Mini’s financial reporting, and other matters required to be discussed by Statement of Auditing Standards No. 61.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

The Audit Committee:

Ronald J. Marusiak (Chair)
George M. Berkner
Stephen A McConnell

Selection of Independent Auditor for 2002

      The Board of Directors customarily asks that shareholders ratify and approve the Board’s selection of our independent public accountants. Under our Audit Committee’s charter, the Audit Committee is responsible for recommending the selection of the independent auditor for approval by the Board of Directors. Because of the various issues pertaining to the role of audit committees in the relationship of corporations and independent auditors, our Board of Directors is considering amendments to our Audit Committee’s charter, including a charter provision that would give the Audit Committee the power to select and terminate independent auditors. Because this process is ongoing, we have not made any determination as to our selection of independent auditors for the current year. Mobile Mini has no disagreements with its current independent public accountant, Arthur Andersen LLP.

OTHER MATTERS

      The board of directors know of no matters other than the election of two directors to be submitted to the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy card enclosed with this proxy statement to vote the shares they represent as the board may recommend.

EXECUTIVE COMPENSATION

      The following table summarizes the compensation we paid the Chief Executive Officer and each of the two other most highly compensated executive officers as of the end of 2001 whose salary and bonus exceeded $100,000.

Summary Compensation Table

		Annual Compensation

				Other	Long Term
				Annual	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Stock Options	Compensation

Steven G. Bunger,	2001	$280,000	$322,000	$500	150,000	$—
Chairman, Chief Executive	2000	257,250	122,194	500	—	—
Officer, President	1999	245,000	281,750	500	155,000	—
Lawrence Trachtenberg,	2001	$200,000	$230,000	$500	100,000	$—
Chief Financial Officer,	2000	183,750	87,881	500	—	—
Executive Vice President,	1999	175,000	201,250	500	105,000	—
Secretary, Treasurer
Deborah K. Keeley,	2001	$86,600	$40,095	$500	7,500	$2,500	(2)
Vice President and Controller	2000	80,000	18,482	500	7,500	2,500	(2)
	1999	74,285	37,553	500	15,000	2,500	(2)

(1)	Includes our contributions to the 401(k) retirement plan.

(2)	Payments under non-compete agreements with us.

Stock Options

      The following table lists our grants during 2001 of stock options to the officers named in the Summary Compensation Table. The amounts shown as potential realizable values rely on arbitrarily assumed rates of share price appreciation prescribed by the Securities and Exchange Commission. In assessing those values, please note that the ultimate value of the options, as well as those shares, depends on actual future share values. Market conditions and the efforts of our directors, officers and others to foster Mobile Mini’s future success can influence those future share values.

Option Grants In Last Fiscal Year

					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rate of
	Shares	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise or		for Option Term
	Options	Employees in	Base Price	Expiration
Name	Granted	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Steven G. Bunger	150,000	31.7%	$32.91	December 2011	$3,385,523	$8,314,930
Lawrence Trachtenberg	100,000	21.1%	$32.91	December 2011	$2,257,015	$5,543,287
Deborah K. Keeley	7,500	1.6%	$32.91	December 2011	$169,276	$415,747

Option Exercises and Year-End Values

      The following table sets forth certain information regarding the exercise and values of options held by the officers named in the Summary Compensation Table, as of December 31, 2001. The table contains values for “in the money” options, meaning a positive spread between the year-end share price of $39.12 and the exercise price. These values have not been, and may never be, realized. The options might never be exercised, and the value, if any, will depend on the share price on the exercise date.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-end Option Values

			Number of Unexercised	Value of Unexercised
			Options at	In-the-Money Options at
	Shares Acquired		December 31, 2001	December 31, 2001(1)
Name	on Exercise	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Steven G. Bunger	65,000	$1,628,400	88,000/257,000	$2,223,510/$3,554,590
Lawrence Trachtenberg	92,000	$2,373,575	51,000/167,000	$1,250,565/$2,250,270
Deborah K. Keeley	10,000	$332,375	8,500/ 21,500	$206,305/$ 361,548

(1)	All the exercisable options were exercisable at a price less than the last reported sale price of the Common Stock ($39.12) on the Nasdaq Stock Market on December 31, 2001.

Employment Agreements

      During February 2001, Richard E. Bunger stepped down as our Chairman of the Board, while remaining as a special products administrator pursuant to an employment contract that is described under the caption “Related Party Transactions” elsewhere in this proxy statement.

      In September 1999, Mobile Mini entered into employment agreements with Steven G. Bunger and Lawrence Trachtenberg. Each agreement has a three year term, and the term automatically renews for additional one year periods unless either we or the employee gives notice of non-renewal. In 2001, Mr. Bunger’s base salary under his employment agreement was $280,000 and Mr. Trachtenberg’s was $200,000. The base salaries may be increased or decreased by the board of directors, but decreases are limited to 15% of the then-current base salary, unless greater decreases are in effect for other Key Executives, as defined in the employment agreements. Each employee is eligible to participate in Mobile Mini’s incentive bonus programs, which are administered by the compensation committee of the board of directors.

      Each employment agreement provides that Mobile Mini will make specified payments to the employee if either the employee’s employment is terminated involuntarily as determined under the agreement, for any reason other than cause (as defined in the employment agreement), or if there is a change of control (as defined in the employment agreement) of Mobile Mini. In the event of any such involuntary termination, the employee would be entitled under the employment agreement to receive a termination payment equal to three times his base salary for the twelve month period preceding the date of termination, and Mobile Mini would have the right to pay that amount over an 18 month period. If within six months after a change in control either the employee is terminated or elects for any reason to terminate his employment, the employee would be entitled to be paid an amount equal to four times the greater of his annual base salary in effect the day before the change of control occurred and his annual base salary during the last twelve months preceding the change of control. This amount would be payable in a lump sum, unless Mobile Mini provided a letter of credit to the employee, in which event the amount could be paid over a period of up to 18 months. Any payment upon termination, however, will be limited to an amount which is less than the “parachute payment” threshold under section 280G of the Internal Revenue Code (currently, $1,000,000).

      Each employment agreement contains provisions restricting the employee’s disclosure and use of Mobile Mini confidential information, and providing that the employee will not compete with Mobile Mini during the 18 months following the termination of employment in connection with a change of control and during the three years following termination under any other circumstances.

      Although we have not entered into any long-term employment contracts with any of our other key employees, we have entered into numerous agreements with key employees which are terminable at will, with or without cause, including agreements with Deborah K. Keeley. Each agreement contains a covenant not to compete for a period of six months to two years after termination of employment and a covenant not to disclose confidential information of a proprietary nature to third parties.

      We had numerous bonus and incentive arrangements with several employees during 2001, including Steven G. Bunger, Mr. Trachtenberg, and Ms. Keeley. These agreements included an incentive program to provide financial awards for increases in profitability and based upon a subjective evaluation of performance. Compensation arrangements with Steven G. Bunger and Lawrence Trachtenberg are administered by the compensation committee of the board of directors.

COMPENSATION COMMITTEE INTERLOCKS

      Messrs. Berkner, Marusiak, and McConnell served as the members of the compensation committee of the board of directors during 2001. None of these directors was an executive officer or otherwise an employee of Mobile Mini before or during such service, and no executive officer of Mobile Mini served on any other company’s compensation committee.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      Mobile Mini’s executive compensation program is administered by the compensation committee of the board of directors, which is comprised only of independent directors as defined by the Securities and Exchange Commission and the Internal Revenue Service. As a part of its duties, the compensation committee reviews compensation levels and performance of Mobile Mini’s executive officers. The compensation committee also administers Mobile Mini’s short and long-term incentive programs, which include our stock option plans and our bonus plans for various executive officers.

      The following report of the compensation committee shall not be deemed to be incorporated by reference into any previous filing by Mobile Mini under either the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

Compensation Philosophy

      Mobile Mini encourages each individual to enhance the value of Mobile Mini through his or her entrepreneurial efforts. As such, we position Mobile Mini’s base compensation levels for its executive officers consistent with the individual’s performance and skills and the competitive marketplace.

      Annual incentive payments are provided for achieving positive results that prepare Mobile Mini for strategic growth and continued financial strength. These results are usually expressed by reference to ranges of earnings targets set by the Compensation Committee following review of management’s projected financial plan for the year. Annual incentives are designed to provide total cash compensation at competitive levels relative to a peer group of companies in the durable goods leasing industry as warranted by performance.

      Long-term incentives in the form of stock options are provided to align the interests of management and the interests of the shareholders, as well as reward members of management for ongoing implementation of Mobile Mini’s strategic planning objectives.

      In total, the three elements of Mobile Mini’s executive officer compensation program are designed to provide a competitive compensation program taking into account Mobile Mini’s financial performance relative to its expectations and the peer companies’ performance.

Compensation of the Chairman, the Chief Executive Officer and President

      Steven G. Bunger served as our Chairman of the Board starting in February throughout 2001. Mr. Bunger also served as Mobile Mini’s Chief Executive Officer and President. During 2001, Mr. Bunger received base compensation of $280,000, an increase from the $257,250 base compensation received in 2000.

      In light of Mobile Mini’s 2001 improvement in financial performance over 2000, Mr. Bunger was awarded a cash incentive payment of $322,000 in 2001. The incentive payment was based upon the committee’s evaluation of Mr. Bunger’s contribution to Mobile Mini’s 2001 earnings before taxes, increases in the size of the container rental fleet, lease revenue and other objective factors to which the committee attributed less weight. During 2001, earnings before taxes increased 41.3%, rental fleet units increased 26.3%, and lease revenues increased 27.2% over 2000 levels. These results were evaluated based on the overall judgment of the committee with a principal emphasis on the increase in earnings factor in the committee’s evaluation of the performance levels.

      The committee considers long-term incentives, typically in the form of stock options, as an important component of Mobile Mini’s overall executive compensation program. During 1999, Mr. Bunger received stock options on 155,000 shares of Mobile Mini’s common stock. At the time of the 1999 award, the committee viewed the award as part of a two to three year compensation package, and thus did not award Mr. Bunger options again before December 2001. In December 2001, Mr. Bunger received stock options on 150,000 shares of Mobile Mini’s common stock, which the committee views as part of a two-year compensation award. In connection with this grant, the compensation committee considered Mr. Bunger’s position within Mobile Mini and his contributions to the continuing success of Mobile Mini.

Internal Revenue Code Section 162(m) Compliance

      Internal Revenue Code Section 162(m), enacted in 1993, limits the deductibility of non-performance based compensation in excess of $1 million for certain of Mobile Mini’s executive offices. The non-performance based compensation paid to Mobile Mini’s executive officers in 2001 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to Mobile Mini’s executive officers in 2002 will exceed the limit. In 1997, Mobile Mini’s 1994 Stock Option Plan was amended to comply with Section 162(m), and the 1999 Stock Option Plan was prepared so that each plan will qualify as performance based compensation. As such, awards granted under the plans will not be subject to the $1 million limitation.

      Because it is not likely that the cash compensation payable to any of Mobile Mini’s executive officers will exceed the $1 million limitation in the foreseeable future, the committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to Mobile Mini’s executive officers. The committee will reconsider this decision should the individual compensation of any executive officer approach $1 million.

Compensation Committee

Stephen A McConnell
George E. Berkner
Ronald J. Marusiak

STOCK PERFORMANCE GRAPH

      This graph compares our total shareholder returns, the Nasdaq Stock Market (U.S.) Index and the Standard & Poor’s (S&P) 500 Stock Index from January 1, 1997 to December 31, 2001. The graph assumes that $100 was invested on January 1, 1997, and any dividends were reinvested on the date on which they were paid.

	Jan. 1,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	1997	1997	1998	1999	2000	2001

Mobile Mini, Inc.	100.00	186.02	344.00	688.00	736.00	1,251.84
Standard & Poor’s 500 Stock Index	100.00	133.43	172.16	208.51	189.93	167.60
Nasdaq Stock Market Index (U.S.)	100.00	122.48	172.72	320.98	193.13	153.24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      The following table sets forth information as of April 1, 2002 with respect to the beneficial ownership of shares of our common stock. Specifically, the table reflects beneficial ownership information about:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of common stock;

•	each of our directors and named officers; and

•	all of our executive officers and directors as a group.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options and warrants that are exercisable or exercisable within 60 days of April 1, 2002 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name	Number	Percent

Directors and Executive Officers:
Steven G. Bunger(1)	377,144	2.4%
Lawrence Trachtenberg(2)	96,320	*
Ronald J. Marusiak(3)	138,903	1.0%
George Berkner(4)	57,250	*
Deborah K. Keeley(5)	9,260	*
Stephen A McConnell(6)	48,375	*
Carolyn A. Clawson(7)	198,780	1.4%
Bunger Holdings, L.L.C.(8)	410,000	2.9%
All directors and executive officers as a group (7 persons)(9)	886,032	6.1%
5% Holders:
American International Group, Inc.(10)	1,038,977	7.3%
T. Rowe Price Associates, Inc.(11)	822,400	5.8%
Pilgrim Baxter & Associates, Ltd.(12)	755,200	5.3%
Richard E. Bunger and REB/BMB Family Limited Partnership(13)	737,153	5.1%

Unless otherwise noted, the address of each person named in the table is 7420 South Kyrene Road, Suite 101, Tempe, Arizona 85283.

*	Less than 1%.

(1)	Includes 82,000 shares owned by Bunger Holdings, L.L.C.; 135,417 shares owned by REB/BMB Family Limited Partnership; 27,727 shares of common stock; and 92,000 shares subject to exercisable options.

(2)	Includes 41,320 shares of common stock and 55,000 shares subject to exercisable options.

(3)	Includes 66,000 shares held by a Profit Sharing Plan and Trust of which Mr. Marusiak is Trustee and Plan Administrator. Mr. Marusiak disclaims any beneficial ownership of 80% of these shares. Also includes 12,900 shares held by Mr. Marusiak’s children, 20,753 shares held by Mr. Marusiak and his wife, and 39,250 shares subject to exercisable options.

(4)	Includes 51,000 shares of common stock and 6,250 shares subject to exercisable options.

(5)	Includes 760 shares of common stock and 8,500 shares subject to exercisable options.

(6)	Includes 19,625 shares of common stock and 28,750 shares subject to exercisable options.

(7)	Includes 82,000 shares owned by Bunger Holdings, L.L.C.; 99,023 shares owned by REB/BMB Family Limited Partnership; and 507 shares of common stock and 17,250 shares subject to exercisable options including shares and options held by her spouse.

(8)	The members of Bunger Holdings, L.L.C. are Steven G. Bunger, Carolyn A. Clawson, Michael J. Bunger, Jennifer Blackwell and Susan Keating, who are siblings.

(9)	Includes 639,032 shares of common stock and 247,000 shares subject to exercisable options.

(10)	Based on the information provided in a Schedule 13F with respect to 1,016,877 shares filed by John McStay Investment Counsel, LLC, with the National Association of Securities Dealers, Inc., and in a Schedule 13F with respect to 22,100 shares filed by SunAmerica Asset Management Corp. with the NASD, in each case based upon most recent filing as of March 29, 2002. According to such Schedules 13F, SunAmerica Asset Management Corp. is a wholly owned subsidiary of American International Group, Inc., and AIG owns a majority equity stake in John McStay Investment Counsel, LLC.

(11)	Based on the information provided in Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 11, 2002 and amended February 22, 2002. T. Rowe Price Associates, Inc. has sole voting power with respect to 63,900 shares, and sole dispositive power with respect to 822,400 shares. T. Rowe Price Associates, Inc. is an investment adviser registered under the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. T. Rowe Price Associates, Inc.’s address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(12)	Based on the information provided in Schedule 13G filed by Pilgrim Baxter & Associates, Ltd. with the Securities and Exchange Commission on February 13, 2002. Pilgrim Baxter & Associates, Ltd. has sole voting power with respect to 496,600 shares, and sole dispositive power with respect to 755,200 shares. Pilgrim Baxter & Associates, Ltd. is an investment adviser registered under the Investment Advisers Act of 1940 and, as such, has beneficial ownership of the shares through the investment discretion it exercises over its clients’ accounts. Pilgrim Baxter & Associates, Ltd.’s address is 1400 Liberty Ridge Drive, Wayne, PA 19087-5593.

(13)	Richard E. Bunger is our founder and chairman emeritus. The general partners of REB/BMB Family Limited Partnership are Richard E. Bunger and Barbara M. Bunger, the parents of Steven G. Bunger, our President, Chief Executive Officer and Chairman of the Board, and Carolyn A. Clawson, a member of our board of directors. The REB/BMB Family Limited Partnership is the record owner of 565,153 shares, and Richard E. Bunger directly owns 75,000 shares and beneficially owns an additional 97,000 shares subject to exercisable options.

SECTION 16(A) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Based on a review of reports filed by our directors, executive officers and beneficial holders of ten percent (10%) or more of our shares, and based upon representations from those persons, all Securities and Exchange Commission stock ownership reports required to be filed by those reporting persons during 2001 were timely made.

RELATED PARTY TRANSACTIONS

      When we were a private company prior to 1994, we leased some of our properties from entities controlled by our founder, Richard E. Bunger and his family members. These related party leases remain in effect. We lease a portion of the property comprising our Phoenix location and the property comprising our Tucson location from entities owned by Steven G. Bunger and his siblings (including Carolyn A. Clawson, a member of our board of directors). Steven G. Bunger is our President and Chief Executive Officer and has served as our Chairman of the Board since February 2001. Annual lease payments under these leases totaled approximately $80,000 in 2001. The term of each of these leases will expire on December 31, 2003. Mobile Mini leases its Rialto, California facility from Mobile Mini Systems, Inc., a corporation wholly owned by Richard E. Bunger, the father of Steven G. Bunger and Carolyn A. Clawson. Payments in 2001 under this lease were approximately $243,000. The Rialto lease expires on December 31, 2016. Management believes that the rental rates reflect the fair market rental value of these properties.

      Mobile Mini obtains services throughout the year from Skilquest, Inc., a company engaged in sales and management support programs, including the monitoring of our sales personnel. Skilquest, Inc. is owned by Carolyn A. Clawson, a member of our board of directors since February 2001. Mobile Mini made aggregate payments of approximately $131,000 and $201,000 to Skilquest, Inc. in 2000 and 2001, respectively, which Mobile Mini believes represented the fair market value for the services performed. The increase in the amount we paid Skilquest was due to the increase in 2001 in the number of our sales personnel.

      In February 2001, Mobile Mini and its former chairman of the Board, Richard E. Bunger, entered into an employment agreement pursuant to which Mr. Bunger provides services to Mobile Mini during the term of the agreement, which is scheduled to end on June 30, 2005. During the term of the agreement, Mobile Mini will pay Mr. Bunger $230,000 during 2001, $180,000 in 2002, $112,000 in 2003, and $1,000 per month during 2004 through June 30, 2005. Through 2003, Mobile Mini will also provide office space and an administrative assistant to Mr. Bunger. The agreement also provides that Mr. Bunger is bound by an agreement pertaining to confidentiality of Mobile Mini’s confidential information, and a non-competition agreement.

      In 2000, Mobile Mini and Richard E. Bunger entered into agreements relating to (i) the leasing of equipment, (ii) the leasing of employees, and (iii) the use of portions of adjacent real property located in Maricopa, Arizona. These agreements were terminated by the parties in April 2002, and there was no activity under these agreements in 2001 or 2002.

      It is Mobile Mini’s intention not to enter into any additional related party transactions other than extension of lease agreements and renewal of the relationship with Skilquest.

VOTING PROCEDURES/REVOKING YOUR PROXY/REQUIRED VOTE

Voting

      To be elected, directors must receive a plurality of the shares present and voting in person or by proxy, provided a quorum exists. A plurality means receiving the largest number of votes, regardless of whether that is a majority. A quorum is present if at least a majority of the outstanding shares on the record date are present in person or by proxy. All matters submitted to you at the meeting other than the election of directors will be decided by a majority of the votes cast on the matter, provided a quorum exists, except as otherwise provided by law or by our Amended and Restated Certificate of Incorporation or Bylaws.

      Those who fail to return a proxy or attend the meeting will not count towards determining any required plurality, majority or quorum. Shareholders and brokers returning proxies or attending the meeting who abstain from voting on a proposition will count towards determining a quorum, plurality or majority for that proposition.

      The enclosed proxies will be voted in accordance with the instructions you place on the proxy card. Unless otherwise stated, all shares represented by your returned, signed proxy will be voted as noted on the first page of this proxy statement.

Revocability of Proxies

      Proxies may be revoked if you:

•	Deliver a signed, written revocation letter, dated later than the proxy, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement;

•	Deliver a signed proxy, dated later than the first one to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or

•	Attend the meeting and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Solicitation

      The cost of this solicitation will be borne by Mobile Mini. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Proxies also may be solicited by our directors and officers, personally or by telephone or telegram, without additional compensation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their expenses reasonably incurred in forwarding solicitation material to beneficial owners of our common stock.

SUBMISSION OF SHAREHOLDER PROPOSALS

      From time to time, shareholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, you must timely submit nominations of directors or other proposals to Mobile Mini in addition to complying with certain rules and regulations promulgated by the Securities and Exchange Commission. We intend to hold our year 2003 annual meeting during June 2003. We must receive proposals for our 2003 annual meeting no later than February 14, 2003, for possible inclusion in the proxy statement, or between February 23 and March 23, 2003, for possible consideration at the meeting. Direct any proposals, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this proxy statement.

ANNUAL REPORT

      Our 2001 annual report to shareholders has been mailed to shareholders concurrently with the mailing of this proxy statement, but is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

      Upon request, we will provide, without charge to each shareholder of record as of the record date specified on the first page of this proxy statement, a copy of our Annual Report on Form 10-K for the year ended December 31, 2001 as filed with the Securities and Exchange Commission. Any exhibits listed in the Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to our Corporate Secretary at our executive offices set forth on the first page of this proxy statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

      Pursuant to the rules of the Securities and Exchange Commission, we and services that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of our annual report to shareholders and our proxy statement. Upon written or oral request, we will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Shareholders receiving multiple copies of such documents may likewise request that we deliver single copies of such documents in the future. Shareholders may notify us of their requests by calling or writing us at our investor relations firm at The Equity Group, Inc., 800 Third Avenue, 36th Floor, New York, New York 10022, telephone (212) 836-9609.

Tempe, Arizona

Dated: May 10, 2002

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 19, 2002

The undersigned appoints Steven G. Bunger and Lawrence Trachtenberg, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of MOBILE MINI, INC. (“Mobile Mini”), to be held on June 19, 2002, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of Mobile Mini, Inc. held of record by the undersigned on April 29, 2002.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

See reverse for voting instructions.

The Board of Directors Recommends a Vote FOR Item 1.

1.        Election of Directors:

01 George E. Berkner	02 Steven G. Bunger	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)	________________________________________________

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.

Address Change? Mark Box	Indicate changes below:	Date ______________________________

Signature(s) in Box
This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both shareholders should sign.